Exhibit 4.1

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: September 2, 2010	$175,000.00

16% DEBENTURE
DUE November 1, 2010

THIS DEBENTURE of YouBlast Global, Inc., a Delaware corporation, having a principal place of business at 81 Greene St., 4th floor, New York, NY 10012 (the “Company”), designated as its 16% Debenture, due November 1, 2010 (the “Debenture”).

This Debenture is one of a series of debentures of like tenor and ranking (collectively, the “Debentures”) to be issued and sold, under which the Company has agreed to sell to Holder (as hereinafter defined), and Holder has agreed to purchase, debentures in the aggregate principal amount of $175,000, to be advanced by Holder in multiple tranches as follows: (i) $126,656.18 on the date hereof and (ii) $48,343.82 on or before September 30, 2010 in the sole discretion of the Holder (such amounts are collectively referred to as the “Principal Amount”).

FOR VALUE RECEIVED, the Company promises to pay to Philmore Anderson IV or his registered assigns (the “Holder”), the Principal Amount, together with accrued but unpaid interest upon the earlier of (A) November 1, 2010, unless such date is extended pursuant to Section 10 hereof, or (B) upon the consummation by the Company of a debt or equity financing transaction with gross proceeds to the Company of not less than $250,000 (the “Maturity Date”), and to pay accrued interest to the Holder upon the Maturity Date on the outstanding principal amount of this Debenture at the rate of 16% per annum, payable in cash.

This Debenture is subject to the following terms and conditions:

Section 1. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

Section 2. This Debenture may be transferred or exchanged only in compliance with the applicable federal and state securities laws and regulations. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 3. Events of Default.

(a)“Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of the Principal Amount or the outstanding principal of any of the other Debentures when the same shall become due and payable, either at Maturity or by acceleration or otherwise; or

(ii) default shall be made in the payment of interest on this Debenture or any of the other Debentures when the same becomes due and payable and the default continues for a period of five (5) business days; or

(iii) any representation or warranty made by the Company in this Debenture or any of the other Debentures, was incorrect in any material respect on or as of the date made; or

(iv) the Company shall fail to observe or perform any other covenant or agreement contained in this Debenture or any of the other Debentures, any of its other debt or equity financing documents, which failure is not cured, if possible to cure, within 30 calendar days after written notice of such default is sent by the Holder or by any other holder to the Company; or

(v) the Company shall commence, or there shall be commenced against the Company a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company; or any corporate or other action is taken by the Company or any subsidiary thereof for the purpose of effecting any of the foregoing; or

(vi) default shall occur with respect to any indebtedness for borrowed money of the Company or under any agreement to which the Company is a party and such default shall exceed $175,000; or

(vii) default with respect to any contractual obligation of the Company under or pursuant to any contract, lease, or other agreement to which the Company is a party and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of the Company’s contractual liability arising out of such default exceeds or is reasonably estimated to exceed $175,000; or

(vi) final judgment for the payment of money in excess of $100,000 shall be rendered against the Company and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed; or

(vii) any failure to pay non-executive employee wages; or

(viii) any failure to use the proceeds in accordance with, and as provided under, Schedule A hereto.

(b)           If any Event of Default occurs, the full Principal Amount, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become immediately due and payable in cash; provided, however, that in an Event of Default pursuant to Section 3(a)(i) or 3(a)(ii) above, the Holder shall have the right to convert all or a portion of such Principal Amount (in addition to all or a portion of the principal due under the other Debentures) into shares of Common Stock pursuant to the terms set forth in Section 4 below (and to receive cash on the (i) accrued interest and (ii) Principal Amount Holder elects not to convert); provided further, that in an Event of Default pursuant to any of the Sections 3(a)(iii) through 3(a)(ix) above, the Company shall immediately issue to the Holder one million shares of Common Stock in addition to the acceleration of the Debenture which Principal Amount, together with interest and other amounts owing in respect thereof, shall become immediately due and payable in cash. Commencing upon an Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Debenture holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 4. Conversion Upon Event of Default.

(a) The Holder, if elected pursuant to Section 3(b) above (as a result of a default of 3(a)(i) or 3(a)(ii), shall convert all or a portion of the Principal Amount into shares of Common Stock, the Holder shall effect such conversion by delivering to the Company a notice of conversion (a “Notice of Default Conversion”), specifying therein the Principal Amount to be converted and the date on which such conversion is to be effected (a “Default Conversion Date”).

(b) If the Holder elects to convert all of the principal of the Debentures (which, for avoidance of doubt, includes all Principal Amount and all principal due under the other Debentures) into shares of Common Stock, then the number of shares of Common Stock issuable upon such conversion shall be an amount of Common Stock equal to the (i) multiple of (A) 10% times (B) Fully Diluted Shares Outstanding at the Default Conversion Date divided by (ii) 90%. If the Holder elects to convert a portion of the principal of the Debentures into shares of Common Stock, then the number of shares of Common Stock issuable upon such conversion shall be determined on a pro rata basis.

Section 5. This Debenture is a direct obligation of the Company, and the obligation of the Company to repay this Debenture is absolute and unconditional, but is expressly subordinated to all currently outstanding secured indebtedness of the Company outstanding on the date hereof. The repayment terms hereof reflect the substantial risks Holder is assuming by virtue of such subordination and Holder’s further agreement evidenced hereby that no recourse shall be had for the payment of the Principal Amount, or interest on the Debenture, or for any claim based hereon, or otherwise in respect hereof, against any shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the express terms hereof and as part of the consideration for the repayment terms here or hereof, expressly waived and released.

Section 6. Interest on the amount advanced will accrue on this Debenture until the Maturity Date at the rate of sixteen percent (16% per annum), and be payable on the Maturity Date. If any portion of this Debenture is outstanding on the Maturity Date, interest at the rate of eighteen percent (18%) per annum or the highest rate allowed by law, whichever is lower, shall accrue on the outstanding Principal Amount from the Maturity Date to and including the date of payment by the Company. All past due interest shall accrue on a daily basis and shall be payable in cash. The Holder may demand payment of all or any part of this Debenture, together with accrued interest, if any, and any other amounts due hereunder, as of the Maturity Date or any date thereafter.

Section 7. This Debenture shall be unsecured.

Section 8. Any payment made by the Company to the Holder, on account of this Debenture shall be applied in the following order of priority: (i) first, to any amounts other than the Principal Amount and accrued interest, if any, hereunder, (ii) second, to accrued interest, if any, through and including the date of payment, and (iv) then, to the Principal Amount.

Section 9.The outstanding Principal Amount may not be prepaid, except as set forth in Section 11 hereof.

Section 10. The term “Maturity Date” means the earliest of (i) November 1, 2010, or (ii) the accelerated Maturity Date applicable in the case of any uncured Event of Default.

Section 11. In the event of a Change of Control of the Company, the Holder, at his option, will have the right (a) immediately prior to the Change in Control, to convert the Debenture into securities of the Company of the same class as those held by the persons acquiring control of the Company, or (b) to require the Company, upon the Change in Control, to purchase the Debenture at a purchase price of 125% of the price, plus accrued interest. The Company shall give Holder 20 days notice prior to the event of a Change of Control.

Section 12. This Debenture shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the exclusive jurisdiction of the state courts of the State of New York located in New York County and the United States District Court for the Southern District of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non convenes, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Debenture. The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with this Agreement or the Debenture

Section 13. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon Default Conversion of the Debenture, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall be issuable upon the conversion of the outstanding Principal Amount. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

Section 14. Upon a Default Conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

Section 15. Issuance of certificates for shares of the Common Stock on Default Conversion of the Debentures shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

Section 16. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any notice of conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number (212) 343-8897, Attn: Jeffrey Forster, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 17. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the Principal Amount so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

Section 18. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal Amount of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

Section 19. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of Texas are authorized or required by law or other government action to close.

“Change of Control” as used herein shall mean the occurrence of the following events:

(i) A sale, transfer, or other disposition by the Company through a single transaction or a series of transactions occurring within a 90-day period of securities of the Company representing Beneficial Ownership (as defined below) of fifty (50%) percent or more of the combined voting power of the Company then outstanding securities to any “Unrelated Person” or “Unrelated Persons” acting in concert with one another. For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“1934 Act”)). For purposes of this definition, the term “Unrelated Person” shall mean and include any Person other than the Company, a wholly-owned subsidiary of the Company, an existing shareholder, or an employee benefit plan of the Company; provided however, a sale of the Company’s securities in a capital raising transaction shall not be a Change of Control.

(ii) A sale, transfer, or other disposition through a single transaction or a series of transactions occurring within a 90-day period of all or substantially all of the assets of the Company to an Unrelated Person or Unrelated Persons acting in concert with one another.

(iii) A change in the ownership of the Company through a single transaction or a series of transactions occurring within a 90-day period such that any Unrelated Person or Unrelated Persons acting in concert with one another become the “Beneficial Owner,” directly or indirectly, of securities of the Company representing at least fifty-one (51%) percent of the combined voting power of the Company then outstanding securities. For purposes of this Agreement, the term “Beneficial Owner” shall have the same meaning as given to that term in Rule 13d-3 promulgated under the 1934 Act, provided that any pledgee of voting securities is not deemed to be the Beneficial Owner of the securities prior to its acquisition of voting rights with respect to the securities.

(iv) Any consolidation or merger of the Company with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the Common Stock of the Company immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least fifty-one (51%) percent of the combined voting power of the surviving corporation’s then outstanding securities.

“Fully Diluted Shares Outstanding” means the sum of (i) the shares of Common Stock issued and outstanding and (ii) the maximum number of shares of Common Stock issuable upon exercise or conversion of outstanding Company derivative securities, irrespective if such shares are vested or currently exercisable.

 “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

Section 20. Warrant. Upon the execution of the Debenture, the Company shall issue a Warrant to the Holder which shall be exercisable for 1,000,000 shares of Common Stock at an exercise price of $0.50 per share of Common Stock in the form attached hereto as Schedule B.

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IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

YOUBLAST GLOBAL, INC.

/s/ Jeffrey Forster
Name: Jeffrey Forster
Title: President and Chief Executive Officer

SCHEDULE A
USE OF PROCEEDS

YouBlast Global, Inc. (the “Company”) shall use the proceeds of the Debenture ($108,656.18 in the aggregate) only in connection with the following payments:

1.	$5,000.00 for the payment of operating expenses for the editing department of the Company.

2.	$4,000.00 for the payment of wages to Jordan Silverstein.

3.	$2,806.25 for the payment of wages to Snezana Veselinovich.

4.	$2,000.00 for the payment of wages to Chris Boyle.

5.	$750.00 for the payment of wages to Chuck Baker.

6.	$8,000.00 for the payment of wages to Frank Lamendola.

7.	$9,500 for rental payments in connection with the lease of the property located at 81 Greene Street, Fourth Floor, New York, NY 10012.

8.	$900.00 for utility payments.

9.	$900.00 for the payment of operating expenses of the Company owed to Voxel.

10.	$300.00 for the payment of operating expenses of the Company owed to m5.

11.	$950.00 for the payment of operating expenses of the Company owed to xo.

12.	$1,000.00 for the payment of operating expenses of the Company owed to Brightcove.

13.	$50.00 for the payment of operating expenses of the Company owed to Webex.

14.	$150.00 for the payment of operating expenses of the Company owed to Amazon Web.

15.	$150.00 for office supplies.

16.	$9,400.00 for the payment of D&O Insurance.

17.	$20,000.00 for the payment of a portion of the deposit owed by the Company to Solution Set.

18.	$30,799.93 for payments of amounts owed under the Company’s American Express and Capital One credit cards.

19.
$5,000.00 for amounts owed to Alesco in connection with a contract dispute between the Company and Alesco if a settlement between the parties is reached whereby the Company obtains all data for database is obtained.  If such settlement is not obtained, the Company shall promptly repay $5,000.00 to the Philmore Anderson IV.

20.	$5,000.00 for legal fees owed to SorinRoyerCooper LLC.

21.	$20,000.00 for the payment of wages to Jeffrey Forster.